SUB-LICENSE AGREEMENT

This Sub-License Agreement (the “Agreement”) dated this day of February __, 2022, by and between DoubleLine Capital LP, a limited partnership formed under the laws of the State of Delaware and having its principal place of business at 2002 North Tampa Street, Suite 200, Tampa, Florida 33602 (“DLC”), and DoubleLine Shiller CAPE® U.S. Equities ETF (the “Fund”), a series of DoubleLine ETF Trust (the “Trust”), having an address at 2002 North Tampa Street, Suite 200, Tampa, Florida 33602 (the Trust, on behalf of the Fund, the “Sub-Licensee”). DLC and Sublicensee are the Parties to this Agreement and each is a Party.

WHEREAS, DLC has entered into certain agreements with Barclays Capital Inc., a Connecticut corporation, having its principal place of business at 745 Seventh Avenue, New York, New York 10019 and Barclays Bank PLC (collectively “Barclays”) including each and all of the following, as may be amended from time to time: (i) the Index License Terms and Conditions between DLC and Barclays Capital Inc. as of August 16, 2013 (the “Index Agreement”); (ii) an Approved Product Addendum (the “APA”) to the Index Agreement; (iii) Master Terms and Conditions for Use of Barclays Data between DLC and Barclays Capital Inc. as of October 30, 2013 (the “Data Agreement”); (iv) a Service Supplement (the “Service Supplement”) to the Data Agreement and (v) the structuring letter agreement (the “Structuring Letter”) (collectively, the “Related Agreements”);

WHEREAS, all capitalized terms not otherwise defined in this Sublicense shall have the respective meanings set forth in the applicable Related Agreement; and

WHEREAS, DLC wishes to sublicense to the Sub-Licensee the right and license to use the Indices, the Index Data and Marks and other information on the terms and subject to the conditions set out in this Sublicense (the “Sublicensed Rights”).

NOW, THEREFORE, the parties hereto agree as follows:

1. License.

(a) Subject to the terms of this Agreement, DLC hereby grants to Sub-Licensee a limited, non-exclusive, non-sublicensable and non-transferable sublicense to access and use the Indices, Index Data, Marks and information licensed under the Related Agreements. Sublicensee hereby accepts the foregoing sublicense and agrees at all times to comply with all terms and conditions of the Related Agreements in respect of its use of the Indices, Index Data, Marks or information licensed under the Related Agreements (including, inter alia, restrictions on the use of Mark and compliance with quality provisions) as if Sublicensee was the Licensee/Subscriber thereunder (except with respect to the payment of fees thereunder).

(b) Notwithstanding anything to the contrary in this Agreement, no rights are granted to Sub-Licensee with respect to the Indices, Index Data, Marks and information licensed under the Related Agreements, other than the limited Sub-Licensed Rights hereunder. This Sub-License Agreement does not grant Sub-Licensee the right to, and Sub-Licensee shall not, reverse-engineer, deconstruct, disassemble, decompile, distribute, or sublicense any constituents, weights, elements, or underlying components comprising the Index (collectively and individually “Constituents”).

2. Fees.

(a)	Sub-Licensee shall pay to DLC the fees, if any, as specified in Exhibit 1 (the “Sub-License Fees”).

(b)

It is the intention of the Parties that the payment obligations of Sublicensee, if any, under this Sublicense shall be in the nature of “pass-through” payments, and that Sublicensee shall only be required to pay to DLC such amounts as DLC is required to pay to Barclays under the Related Agreements in respect of the use made by Sublicensee of the Indices, Index Data, Marks and/or information licensed under the Related Agreements; that DLC will not make any profit, “spread,” or similar amount on payments made by Sublicensee hereunder; and that payments made by Sublicensee hereunder shall not directly or indirectly subsidize or finance the use or sublicense by any other client of DLC or any other person of the Indices, Index Data, Marks and/or information licensed under the Related Agreements. Without limiting the generality of the foregoing, DLC agrees that it will not sublicense or otherwise make available to any other person the Indices, Index Data, Marks and/or information licensed under the Related Agreements on more favorable economic terms in the aggregate to such other person than the terms in this Sublicense. This Sublicense shall be interpreted in light of, and to give effect to, the intention of the Parties expressed in this paragraph.

3. Term and Termination.

(a) The term of this Sublicense shall be coterminous with the term of the Related Agreements. In addition, DLC may terminate in whole or in relevant part the sublicense granted in Section 1 above upon written notice to Sublicensee in the event (i) DLC is required to do so under any of the Related Agreements, (ii) Barclays suspends the provision of any relevant Index, or (iii) Sublicensee (a) materially breaches any term of this Sublicense or a Related Agreement and, (b) unless a cure period is not permitted under the applicable Related Agreement for such breach, does not remedy such breach within thirty (30) Business Days (or, if the applicable Related Agreement specifies a different cure period in respect of the breach in question, the cure period specified in such Related Agreement). Otherwise, DLC shall not terminate this License and shall not terminate its rights to receive any Approved Product Addendum, Index, Index Data, Marks and information licensed under the Related Agreements that is used by Sublicensee without Sublicensee’s written consent, and shall continue to perform its obligations under the Related Agreements and this Sublicense.

(b) Sections 2, 5,7, 8 and 10 shall survive the expiration or termination of this Sub-License Agreement.

4. Notices. DLC shall keep Sublicensee fully informed regarding the state of DLC’s relationship with Barclays. Should Barclays provide to DLC any notice, demand, or other material communication that relates directly or indirectly to Sublicensee (including, but not limited to, all notices related to any Indices, Index Data, Marks and information licensed under the Related Agreements), DLC shall promptly notify Sublicensee and forward to Sublicensee copies of any such notices, demands, or communications as soon as practicable, and in any case within two (2) Business days of receipt provided that DLC shall not be deemed to be in breach of this provision for any inadvertent failure to provide such notices where the delay does not harm or prejudice Sublicensee. DLC shall provide Sublicensee a reasonable opportunity to provide input on any responses sent to Barclays and to assist in any remediation efforts. Sublicensee shall not respond or correspond directly with Barclays in connection with any such notices, demands or communications; it being agreed that DLC shall have primary control over such notices, demands and communications; provided, however, that Sublicensee shall not be prevented from doing so when DLC fails to timely respond, DLC is the subject of pending bankruptcy or insolvency proceedings, or DLC is otherwise unable to reasonably respond or remediate.

5. Cure. Should DLC receive any notice from Barclays or otherwise learn that it is in breach, in whole or in part, of any of the Related Agreements or should DLC otherwise learn of any material impediment to its performance in all material respects under this Sublicense or any Related Agreement, DLC shall provide prompt notification of the matter to Sublicensee provided that DLC shall not be deemed to be in breach of this provision for any inadvertent failure to provide such notices where the delay does not harm or prejudice Sublicensee. Similarly, should Sublicensee receive any notice from Barclays or otherwise learn that it is in breach, in whole or in part, of any of this Sublicense or any of the Related Agreements or should Sublicensee otherwise learn of any material impediment to its performance in all material respects under this Sublicense or any Related Agreement, Sublicensee shall provide prompt written notification of the matter to DLC. Sublicensee and DLC, as applicable, shall use their respective commercially reasonable efforts to cure and mitigate any such breaches and shall use commercially reasonable efforts to constructively work with Barclays to address any remaining open items or disputed matter. Out-of-pocket cure costs will be borne by the Party at fault for such breaches. In addition, Sublicensee shall have the right to take steps on its own to mitigate any such breaches during and after any relevant cure period, provided that DLC failed to timely effect such cure or mitigation, DLC is the subject of pending bankruptcy or insolvency proceedings, or DLC is otherwise unable to reasonably effect such cure or mitigation.

6. Warranties: Disclaimers.

(a) Sub-Licensee represents and warrants that it has the authority to enter into this Sub-License Agreement according to its terms, and its performance under this Agreement does not, and shall not, violate any laws, regulations or agreements applicable to it.

(b) DLC represents and warrants that it has the authority to enter into this Sub-License Agreement according to its terms, and its performance under this Agreement does not, and shall not, violate any laws, regulations or agreements applicable to it.

7. Direct Action. Sublicensee shall have a right of direct action against DLC for any breaches by DLC of the Related Agreements and any waivers or failures by DLC to fully exploit and preserve its rights under the Related Agreements. (For clarity, nothing in this Section 6 is intended to limit any provision of Section 1 of this Sublicense.). Before bringing action, Sublicensee must provide any required notices to DLC provided within the Related Agreements and wait until the end of any applicable cure period provided within the Related Agreements.

8. LIMIT OF LIABILITY.

SUBLICENSEE ACKNOWLEDGES AND AGREES THAT DLC AND DLC’s AFFILIATES’ CONTRACTORS, AGENTS, DATA PROVIDERS AND SERVICE PROVIDERS SHALL NOT HAVE ANY LIABILITY TO SUBLICENSEE OR ANY THIRD PARTIES BY REASON OF THIS SUB-LICENSE AGREEMENT. SUBLICENSEE ACKNOWLEDGES AND AGREES THAT DLC AND ITS AFFILIATES SHALL NOT HAVE ANY LIABILITY FOR DIRECT DAMAGES IN THE AGGREGATE IN EXCESS OF FIVE HUNDRED THOUSAND DOLLARS ($500,000). EACH PARTY ACKNOWLEDGES AND AGREES THAT THE OTHER PARTY SHALL NOT HAVE ANY LIABILITY TO SUCH PARTY FOR LOST PROFITS OR INDIRECT, PUNITIVE, CONSEQUENTIAL OR SPECIAL DAMAGES ARISING OUT OF THIS SUB-LICENSE AGREEMENT, EVEN IF NOTIFIED OF THE POSSIBILITY OF ANY SUCH DAMAGES. THE FOREGOING LIMITS AND EXCLUSIONS OF LIABILITY WILL NOT BE APPLICABLE TO THE EXTENT DAMAGES ARISE FROM SUCH PARTY’S GROSS NEGLIGENCE, FRAUD, WILLFUL MISCONDUCT, OR BREACH OF ARTICLE 7 (“CONFIDENTIALITY”). WITHOUT LIMITING THE FOREGOING, ANY LIMIT OR EXCLUSION OF LIABILITY WILL NOT BE APPLICABLE WHERE SUCH LIABILITY CANNOT BE EXCLUDED OR LIMITED BY LAW.

9. Confidentiality.

(a) Any and all non-public information of any form obtained by one Party (the “Receiving Party”) or its Representatives (as defined below) from another Party (the “Disclosing Party”) or its Representatives, including without limitation, all information relating to the Index and/or the Index’s calculation, and all methods, plans, techniques, processes, trade secrets, know-how, patent applications and business information of Disclosing Party or Licensor shall be deemed to be Disclosing Party’s “Confidential Information” for the purposes hereof. The Receiving Party agrees to hold any such Confidential Information in confidence, take all reasonable measures to prevent any unauthorized use of the Confidential Information, and not disclose or otherwise use information for any purpose other than as permitted by this Sub-License Agreement. The Receiving Party may share Confidential Information with its directors, officers, employees, partners, agents, representatives (including, without limitation, external attorneys, accountants and service providers) (collectively, its “Representatives”) who need to know such Confidential Information and who are subject to a similar obligation of confidentiality as provided in this Section 7(a); provided, however, that such Receiving Party will be responsible for any failure by its Representatives to maintain the confidentiality of the Confidential Information in accordance with the terms of this Sub-License Agreement.

(b) Notwithstanding anything contained in this Sub-License Agreement, in the event that Receiving Party or any of its Representatives is requested or required (by a regulatory, self-regulatory, or supervisory authority having appropriate jurisdiction, including any court of law) to disclose any Confidential Information (the “Requested Disclosure”), such Receiving Party will provide Disclosing Party with prompt notice of the Requested Disclosure, if Receiving Party’s counsel determines that such notice is permitted by law, so that Disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Agreement. Failing the entry of a protective order or the receipt of a waiver hereunder, Receiving Party may make the Requested Disclosure as requested or required. In any event, Receiving Party will not oppose action by Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. Notwithstanding the limitations in this paragraph, in the event that access to or delivery of Confidential Information is requested or required of Receiving Party by any governmental regulatory, self-regulatory or supervisory authority having appropriate jurisdiction in connection with any investigation or audit or information-seeking exercise, Receiving Party will give to Disclosing Party, to the extent practicable and if lawfully permitted to do so, prompt written notice of such request or requirement, but may comply with such request or requirement.

(c) Upon termination of this Sub-License Agreement, Receiving Party agrees that it will (to the extent reasonably practicable and as permitted by applicable law, regulation and supervisory rules), either (A) promptly destroy all copies of the written Confidential Information in Receiving Party’s or its Representatives’ possession and confirm such destruction to Disclosing Party in writing, or (B) promptly deliver to Disclosing Party at Receiving Party’s own expense all copies of the written Confidential Information in Receiving Party’s or its Representatives’ possession. Notwithstanding the foregoing, (1) Receiving Party and its Representatives shall be permitted to keep sufficient copies of the Confidential Information for purposes of complying with applicable law, a supervisory authority (such as the New York Stock Exchange) or regulatory rules and internal policies and (2) no provision of this Sub-License Agreement shall require Receiving Party to destroy any computer records or files containing Confidential Information that have been created pursuant to automatic archiving and back-up procedures that cannot reasonably be deleted. Any Confidential Information, or copy or portion thereof, that is retained pursuant to this Section shall be maintained in accordance with the confidentiality obligations of this Sub- License Agreement for so long as such Confidential Information is held.

(d) Confidential Information shall not include information that: (i) is in, or, through no action of the Disclosing Party in violation of the terms of this Sub-License Agreement becomes part of, the public domain at the time of disclosure or thereafter; (ii) was in the possession of or demonstrably known by the Receiving Party prior to its receipt from the Disclosing Party without restriction on its use or disclosure; (iii) is independently developed by the Receiving Party without use of, reference to or reliance on the Disclosing Party’s Confidential Information; or (iv) becomes known by the Receiving Party from a source other than the Disclosing Party without breach of this Agreement and is not subject to an obligation of confidentiality. In the case of Section 9(d)(ii) and 9(d)(iv), where the Receiving Party is unaware of the restriction on the use of, or obligation of confidentiality with respect to, such information, Receiving Party shall not be in breach of this Sub-License Agreement for disclosure; provided, however, that

Receiving Party shall, once informed of the confidential nature of such information, thereafter treat such information as Confidential Information.

10. Other Matters.

(a) Further Assurances. Each of the Parties agrees to cooperate and take such further actions and execute such further documents and instruments as the other may reasonably request from time to time in order for each to comply with its obligations or exercise its rights, if any, under the Related Agreements and/or to further the intent of this Sublicense.

(b) Assignment. Except as expressly permitted under this Sub-License Agreement, neither this Sub-License Agreement nor any interest or obligation in or under this Sub-License Agreement may be transferred (whether by way of security or otherwise) by a Party without the prior written consent of the other Party. Any purported transfer that is not in compliance with this Section will be null and void.

(c) Entire Agreement. This Sub-License Agreement constitutes the entire agreement of the Parties hereto with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of each of the Parties hereto. Except as otherwise provided herein, this Sub-License Agreement supersedes all previous agreements between the Parties with respect to the subject matter hereof to the extent that such prior agreement conflicts or is inconsistent with this Sub-License Agreement. In entering into this Sub-License Agreement, neither Party is relying upon any warranty or representation by any other Party or person other than as set forth expressly herein; and each Party hereby disclaims that any such representation or warranty, other than as set forth expressly herein, has been made to it.

(d) Survival of Property Protection Obligations. No breach, default, or threatened breach of this Sub-License Agreement by a Party shall relieve the other Party of its obligations or liabilities under this Sub-License Agreement with respect to the protection of the property or proprietary nature of any property which is the subject of this Sub-License Agreement.

(e) Governing Law and Jurisdiction. The Governing Law and Jurisdiction provisions of the Index Agreement shall also apply, mutatis mutandis to this Sublicense.

(f) Waiver of Right to Jury Trial. THE PARTIES UNCONDITIONALLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL FOR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS SUB-LICENSE AGREEMENT, ANY OF THE RELATED DOCUMENTS, AND/OR ANY DEALINGS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS CONTEMPLATED HEREBY OR ARISING OUT OF THIS SUB-LICENSE AGREEMENT.

(g) Independent Contractors. The Parties are independent contractors. Nothing in this Sub-License Agreement will be construed to constitute or appoint any Party as the agent, partner, joint venturer, or representative of the other Party for any purpose whatsoever, or to grant to a Party any right or authority to assume or create any obligation or responsibility, express or implied, for or on behalf of or in the name of the other, or to bind the other in any way or manner whatsoever.

(h) Waiver. Any forbearance or delay on the part of either Party in enforcing any provision of this Sub-License Agreement or any of its rights hereunder shall not be construed as a waiver of such provision, or any breach thereof, or of a right to enforce the same for such occurrence or any future occurrence.

(i) Severability. In the event any one or more of the provisions of this Sub-License Agreement shall for any reason be held to be invalid, illegal or unenforceable by a court of competent jurisdiction, the remaining provisions of this Sub-License Agreement shall be unimpaired and shall remain in full force and effect.

(j) No Third-Party Beneficiaries. Except as expressly set forth herein, no entity is intended, or shall be deemed, to be a beneficiary of any provision of this Sub-License Agreement.

(k) Force Majeure. The Parties hereto shall not bear any responsibility or liability for any losses arising out of any delay in or interruptions of its respective performance of its obligations under this Agreement due to any act of God, act of governmental authority, act of the public enemy or due to war, the outbreak of hostilities, riot, fire, flood, civil commotion, insurrection, labor difficulty (including, without limitation, any strike, or other work stoppage or slow down), severe or adverse weather conditions, communications line failure, or other similar cause beyond the reasonable control of the Party so affected, provided that such Party had exercised due diligence as the circumstances reasonably required and uses commercially reasonable efforts to correct or terminate any delay or interruption of their performance or obligations under this Agreement as soon as practicable.

(l) Notices. All notices and other communications under this Sub-License Agreement shall be (i) in writing, (ii) delivered by hand, by registered or certified mail, return receipt requested, or by overnight courier to the address set forth below or such address as a Party shall specify by a written notice to the other and (iii) deemed given upon receipt.

Notice to Sub-Licensee:	DoubleLine Funds Trust 2002 North Tampa Street
Suite 200
Tampa, FL 33602
Attn:
Email:

Notice to DLC:	DoubleLine Capital LP
2002 North Tampa Street
Suite 200
Tampa, FL 33602
Attn: President and Legal Department
Email: legal@doubleline.com

IN WITNESS WHEREOF, the parties hereto have executed this Sub-License Agreement as of the date first set forth above.

DOUBLELINE ETF TRUST, on behalf of its series of DoubleLine Shiller CAPE® U.S. Equities ETF

By:

Title:

DOUBLELINE CAPITAL LP, by DoubleLine Capital GP, LLC its general partner

By:

Title:

EXHIBIT 1

DLC will sub-license the Indices, Index Data and Marks at no charge under this Agreement.